Exhibit 99.1

NEWS RELEASE

Media Contact:	Investor Contact:
Nancy Farrar	Neil Shoop

Farrar Public Relations Trinity Industries, Inc. 817/937-1557 214/589-8561

FOR IMMEDIATE RELEASE

Trinity Industries Reports Profitable First Quarter of 2005

DALLAS – May 3, 2005 – Trinity Industries, Inc. (NYSE:TRN) today reported financial results for the three months ended March 31, 2005.

For the quarter ended March 31, 2005 the Company reported earnings of $6.0 million, 11 cents per common diluted share, and revenues of $647 million. This compares with a net loss of $10.8 million, 25 cents per common diluted share, and revenues of $455 million in the same quarter of 2004. The first quarter of 2005 included an after-tax provision of approximately $2.1 million (4 cents per diluted share) related to the proposed settlement of two lawsuits and two other non-related warranty issues in the Company’s Inland Barge Group. The first quarter of 2004 included an after-tax loss provision for $4.8 million (10 cents per diluted share) due to the effect of cost increases in steel and components containing steel on certain rail and barge contracts as well as an after-tax charge of $769,000 (2 cents per diluted share) related to the early retirement of debt.

“I’m very pleased with our first quarter progress,” said Timothy R. Wallace, Trinity’s Chairman, President and CEO. “Our first quarter consolidated revenues increased 42% over last year, resulting in a profitable quarter—despite rising steel costs and legal settlement charges. The initiatives that we put into place during the past year are starting to produce results.”

“We turned a major corner during the first quarter from an operating performance and profitability point of view. Our revenues and operating results improved this quarter over the same period last year in each of our five business groups. I am very proud of our employees’ team efforts to accomplish these results.”

“Trinity’s North American railcar unit shipments were 5,300, an 89 percent increase over the same quarter last year, and the highest quarterly shipment level since the first quarter of 2000.”

“Our railcar shipments in North America have become consistent. Our North American railcar revenues increased 112% over last year reflecting higher prices as well as increased unit volume. We expect improved year over year performance each quarter in 2005,” Wallace said. “In addition, construction-friendly March weather resulted in a strong first quarter for our construction-related businesses.”

During the first quarter, Trinity also completed an increase and extension of its revolving credit facility to $350 million for five years. As of March 31, 2005, Trinity had no borrowings against this facility. “The completion of this facility gives Trinity increased flexibility to grow and expand as the recovery continues,” Wallace said. “It also underscores the strong reputation Trinity has developed in the debt capital market.”

Trinity Industries, Inc., with headquarters in Dallas, Texas, is one of the nation’s leading diversified industrial companies. Trinity reports five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Industrial Products Group. Trinity’s web site may be accessed at http://www.trin.net.

This news release contains “forward looking statements” as defined by the Private Securities Litigation Reform Act of 1995 and includes statements as to expectations, intentions and predictions of future financial performance. Statements that are not historical facts are forward looking. Readers are directed to Trinity’s Form 10-K and other SEC filings for a description of certain of the business issues and risks, a change in any of which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements. Any forward looking statement speaks only as of the date on which such statement is made. Trinity undertakes no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made.

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statement
(in millions, except per share amounts)

	Three Months Ended March 31,
	2005	2004
Revenues	$646.9	$454.9
Operating profit (loss)	$17.9	$(6.5)
Other expense	8.3	10.0

Income (loss) before income taxes	9.6	(16.5)
Provision (benefit) for income taxes	3.6	(5.7)

Net income (loss)	6.0	(10.8)
Dividends on Series B preferred stock	(0.8)	(0.8)

Net income (loss) applicable to common shareholders	$5.2	$(11.6)

Net income (loss) applicable to common shareholders per common share:
Basic	$0.11	$(0.25)

Diluted	$0.11	$(0.25)

Weighted average number of shares outstanding:
Basic	47.0	46.2
Diluted	47.8	46.2

Trinity Industries, Inc.
Condensed Segment Data
(in millions)

	Three Months Ended March 31,
Revenues:	2005	2004
Rail Group	$ 434.4	$ 260.9
Construction Products Group	143.1	120.1
Inland Barge Group	44.9	43.3
Industrial Products Group	35.7	31.8
Railcar Leasing and Management Services Group	52.5	35.1
All Other	20.4	7.6
Eliminations	(84.1)	(43.9)
Total Revenues	$ 646.9	$ 454.9
		}
Operating profit (loss):	Three Months Ended March 31,
	2005	2004
Rail Group	$8.8	$(3.6)
Construction Products Group	6.7	2.0
Inland Barge Group	(3.4)	(5.7)
Industrial Products Group	4.6	0.8
Railcar Leasing and Management Services Group	13.6	9.6
All Other	(1.3)	1.3
Corporate	(6.6)	(7.6)
Eliminations	(4.5)	(3.3)

Consolidated	$17.9	$(6.5)

Trinity Industries, Inc.
Condensed Consolidated Balance Sheet
(in millions)

	March 31,	December 31,
	2005	2004
Cash and equivalents	$113.7	$182.3
Accounts receivable	281.8	214.2
Inventories	448.4	402.3
Net property, plant and equipment, at cost (1)	859.6	810.9
Other assets	589.1	600.5

	$2,292.6	$2,210.2

Accounts payable and accrued liabilities	$535.3	$511.7
Debt (2)	570.2	518.0
Deferred income	46.6	47.2
Other liabilities	64.1	62.2
Series B preferred stock	58.3	58.2
Stockholders’ equity	1,018.1	1,012.9

	$2,292.6	$2,210.2

(1) Property, Plant and Equipment
Corporate/Manufacturing:
Property, plant and equipment	$886.8	$885.2
Accumulated depreciation	(596.9)	(589.6)

	289.9	295.6

Leasing:
Equipment on lease	692.0	635.7
Accumulated depreciation	(122.3)	(120.4)

	569.7	515.3

	$859.6	$810.9

(2) Debt
Corporate/Manufacturing — Recourse
Revolving commitment	$—	$—
Senior notes	300.0	300.0
Other	5.7	5.3

	305.7	305.3

Leasing – Recourse
Equipment trust certificates	130.1	170.0

	130.1	170.0

Leasing – Non-recourse
Warehouse facility	134.4	42.7

	134.4	42.7

	$570.2	$518.0

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